Exhibit 2.1

FIRST AMENDMENT TO TRANSACTION AGREEMENT

This FIRST AMENDMENT TO TRANSACTION AGREEMENT, dated as of May 5, 2014 (this “Amendment”), is entered into by and among Caesars Entertainment Corporation, a Delaware corporation, Caesars Entertainment Operating Company, Inc., a Delaware corporation, Caesars License Company, LLC, a Nevada limited liability company, Harrah’s New Orleans Management Company, a Nevada corporation, Parball Corporation, a Nevada corporation, 3535 LV Corp., a Nevada corporation, Corner Investment Company, LLC, a Nevada limited liability company, JCC Holding Company II, LLC, a Delaware limited liability company, Caesars Acquisition Company, a Delaware corporation, and Caesars Growth Partners, LLC, a Delaware limited liability company.

WHEREAS, reference is hereby made to that certain Transaction Agreement, dated as of March 1, 2014, by and among the parties to this Amendment (together with the Annexes, Exhibits, Schedules, and attachments thereto, and as it may be amended, supplemented, modified or restated, from time to time, the “Transaction Agreement”);

WHEREAS, capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Transaction Agreement; and

WHEREAS, the Transaction Agreement (prior to giving effect to this Amendment) was drafted in contemplation of a contemporaneous closing of the First Transaction (as defined in this Amendment) and the Second Transaction (as defined in this Amendment). The Parties desire to amend the terms and conditions of the Transaction Agreement to provide for the separate closings of the First Transaction and the Second Transaction, as more fully described in this Amendment, and it is the Parties’ intention that, after giving effect to this Amendment, the Transaction Agreement shall be interpreted in a manner consistent with the separate closings of the First Transaction and the Second Transaction.

NOW, THEREFORE, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1.1 Amendments to Recitals of the Transaction Agreement.

(a) The second recital to the Transaction Agreement is hereby amended and restated in its entirety as follows:

WHEREAS, the Caesars Parties will effect a restructuring (the “Restructuring Transactions”) pursuant to which, among other things, (i) CEOC will contribute (a) prior to the First Closing, all of the outstanding equity interests in CIC to a newly formed and wholly owned limited liability company (“CIC NewCo Parent”); and (b) prior to the Second Closing, all of the outstanding equity interests in JCC Holding to a newly formed and wholly owned limited liability company (“JCC NewCo Parent” and, together with CIC NewCo Parent, the “NewCo Parent Sellers”); (ii) (a) prior to the First Closing, 3535 LV will contribute all of its assets and liabilities (except as provided in Section 8.14(b))

and assign the employment of, and any and all employment-related obligations (including but not limited to employment Contracts and any Labor Agreements to which 3535 LV is party) of, its employees (the “3535 LV Assigned Employment Obligations”) to a newly formed and wholly owned limited liability company (the “3535 LV NewCo Subsidiary Seller”), (b) prior to the First Closing, Parball and each Subsidiary of Parball will contribute all of their respective assets (other than, in the case of Parball, (i) the equity interests of its Subsidiaries, and (ii) all of its right, title and interest in the Laundry Facility (as defined below)) and liabilities (except as provided in Section 8.14(b)) and assign the employment of, and any and all employment-related obligations (including but not limited to employment Contracts and any Labor Agreements to which Parball or any Subsidiary of Parball is party) of, its employees (collectively, the “Parball Assigned Employment Obligations” and together with the 3535 LV Assigned Employment Obligations, collectively the “Assigned Employment Obligations”) to newly formed and wholly owned limited liability companies (collectively, the “Parball NewCo Subsidiary Sellers” and together with the 3535 LV NewCo Subsidiary Seller, the “NewCo Subsidiary Sellers”, and together with the NewCo Parent Sellers, the “NewCo Sellers”) and (c) immediately following such contributions by each of 3535 LV, Parball and each Subsidiary of Parball, the NewCo Subsidiary Sellers will contribute all of their respective assets and liabilities and the applicable Assigned Employment Obligations to newly formed and wholly owned limited liability companies (such newly formed limited liability companies wholly owned by the Parball NewCo Subsidiary Sellers and the 3535 LV NewCo Subsidiary Seller respectively, collectively the “NewCo LLCs”); and (iii) the Caesars Parties will form or cause to be formed, prior to the First Closing, the Quad Manager, the Cromwell Manager and the Bally’s Manager, in each case, all as more fully described on Exhibit A hereto;

(b) The third recital to the Transaction Agreement is hereby amended and restated in its entirety as follows:

WHEREAS, subject to the conditions set forth herein, including receipt of the Gaming Licenses required therefor, Growth Partners or one or more of its designated direct or indirect Subsidiaries will purchase the following assets from Subsidiaries of Parent: (i) (a) from CIC NewCo Parent, all of the outstanding equity interests in CIC (the “Cromwell Interests”), (b) from the 3535 LV NewCo Subsidiary Seller, all of the outstanding equity interests in 3535 LV NewCo (the “Quad Interests”), (c) from the Parball NewCo Subsidiary Sellers, all of the outstanding equity interests in the Parball NewCos (collectively, the “Bally’s Interests”), (d) from the Quad Manager, the Cromwell Manager and the Bally’s Manager, the Management Fee Stream with respect to The Quad, The Cromwell and Bally’s, respectively, and (e) from CLC, the Caesars Parties and their respective Subsidiaries, the Purchased Intellectual Property related to each of The Quad, The Cromwell and Bally’s (such assets described in this clause (i), collectively, the “First Transaction Purchased Assets”), and (ii) (a) from JCC NewCo Parent, all the outstanding equity interests in JCC Holding (the “Harrah’s Interests”), (b) from the New Orleans Property Manager, the Management Fee

Stream with respect to Harrah’s, and (c) from CLC, the Caesars Parties and their respective Subsidiaries, the Purchased Intellectual Property related to Harrah’s (such assets described in this clause (ii), collectively, the “Second Transaction Purchased Assets”);

(c) The following paragraph is hereby added as the fourth recital to the Transaction Agreement:

WHEREAS, provided that Growth Partners has not identified any material Environmental Condition or material Environmental Liability related to the Laundry Facility, on the 30th Business Day following the First Closing Date, or if sooner, within 15 Business Days of receiving notice from Growth Partners to do so, (i) Parball and its applicable Subsidiaries will contribute to the applicable Parball NewCo Subsidiary Seller all of their right, title and interest in and to the Laundry Facility; (ii) immediately following the contribution made in Section (i) above, the applicable Parball NewCo Subsidiary Seller will contribute to a newly formed and wholly owned limited liability company (the “Laundry NewCo”), all of their right, title and interest in and to the Laundry Facility, and (iii) immediately following the contributions made in Sections (i) and (ii) above, the applicable Parball NewCo Subsidiary Seller will sell, transfer, convey, assign and deliver, free and clear of all Liens (other than Permitted Liens), to Growth Partners or its designated direct or indirect Subsidiary, and Growth Partners or such designated direct or indirect Subsidiary will acquire from the applicable Parball NewCo Subsidiary Seller, free and clear of all Liens (other than Permitted Liens), all of such Parball NewCo Subsidiary Seller’s right, title and interest in and to the Laundry NewCo (the contributions and conveyance described in Sections (i), (ii) and (iii) above, collectively, the “Laundry Facility Conveyance”; and

Section 1.2 Amendments to Defined Terms of the Transaction Agreement.

(a) The following defined terms in Section 1.1 of the Transaction Agreement are hereby amended and restated in their entirety as follows:

“Base Amount” means the sum of the First Transaction Base Amount and the Second Transaction Base Amount.

“Casino” or “Casinos” means, individually or collectively, (i) with respect to the First Transaction, The Cromwell, The Quad and Bally’s and (ii) with respect to the Second Transaction, Harrah’s.

“Closing” means (i) with respect to the First Transaction, the First Closing and (ii) with respect to the Second Transaction, the Second Closing.

“Closing Date” means (i) with respect to the First Transaction, the First Closing Date and (ii) with respect to the Second Transaction, the Second Closing Date.

“Closing Payment” means (i) with respect to the First Transaction, the First Transaction Closing Payment and (ii) with respect to the Second Transaction, the Second Transaction Closing Payment.

“Deemed Purchased Assets” means (i) with respect to the First Transaction, the First Transaction Deemed Purchased Assets and (ii) with respect to the Second Transaction, the Second Transaction Deemed Purchased Assets.

“Estimated Closing Payment” means (i) with respect to the First Transaction, the First Transaction Estimated Closing Payment and (ii) with respect to the Second Transaction, the Second Transaction Estimated Closing Payment.

“Estimated Closing Statement” means (i) with respect to the First Transaction, the First Transaction Estimated Closing Statement and (ii) with respect to the Second Transaction, the Second Transaction Estimated Closing Statement.

“Final Closing Payment” means (i) with respect to the First Transaction, the First Transaction Final Closing Payment and (ii) with respect to the Second Transaction, the Second Transaction Final Closing Payment.

“Final Closing Statement” means (i) with respect to the First Transaction, the First Transaction Final Closing Statement and (ii) with respect to the Second Transaction, the Second Transaction Final Closing Statement.

“Pre-Closing Quad Renovation Expenditures” means the costs and expenses incurred by any Caesars Party or their respective Affiliates in connection with the construction and renovation of The Quad between February 6, 2014 and the First Closing Date pursuant to and in accordance with the Quad Renovation Documents, in each case, to the extent such costs and expenses are not and do not become Liabilities of any Purchased Entity or its Subsidiaries at or following the First Closing.

“Purchase Price” means (i) with respect to the First Transaction, the First Transaction Purchase Price and (ii) with respect to the Second Transaction, the Second Transaction Purchase Price.

“Purchased Assets” means (i) with respect to the First Transaction, the First Transaction Purchased Assets and (ii) with respect to the Second Transaction, the Second Transaction Purchased Assets.

“Purchased Company Party Interests” means, collectively, the Cromwell Interests and the Harrah’s Interests.

“Purchased Entities” means (i) with respect to the First Transaction, the First Transaction Purchased Entities and (ii) with respect to Second Transaction, the Second Transaction Purchased Entity.

“Purchased Equity Interests” means (i) with respect to the First Transaction, the First Transaction Purchased Equity Interests and (ii) with respect to the Second Transaction, the Second Transaction Purchased Equity Interests.

“Purchased Interests” means (i) with respect to the First Transaction, the First Transaction Purchased Interests and (ii) with respect to Second Transaction, the Second Transaction Purchased Interests.

“Specified Purchased Entities” means, (i) with respect to the First Transaction, collectively, (a) 3535 LV NewCo and (b) Parball NewCo, and (ii) with respect to the Second Transaction, JCC Holding.

“Target Net Working Capital” means (i) with respect to Parball NewCo, $(10,864,265), (ii) with respect to 3535 LV NewCo, $(4,785,988), and (iii) with respect to JCC Holding, $(11,936,582).

(b) The following definitions are hereby added to Section 1.1 of the Transaction Agreement in the appropriate alphabetical order:

“3535 LV Assigned Employment Obligations” has the meaning set forth in the recitals.

“3535 LV NewCo Subsidiary Seller” has the meaning set forth in the recitals.

“Additional Commitment Lenders” means any lender, lead arranger and/or bookrunner who may be added as a party to the Commitment Letter after the date of this Agreement.

“Amendment” means that certain First Amendment to Transaction Agreement, dated as of May 5, 2014, by and among Parent, CEOC, CLC, New Orleans Property Manager, the Company Parties, CAC and Growth Partners.

“Bally’s” means the hotel and casino commonly known as Bally’s Las Vegas (located at 3645 S Las Vegas Boulevard, Las Vegas, NV 89109).

“Bally’s Interests” has the meaning set forth in the recitals.

“Cromwell Interests” has the meaning set forth in the recitals.

“First Closing” has the meaning set forth in Section 4.1(a).

“First Closing Date” means the date hereof.

“First Transaction” means the transactions contemplated by this Agreement with respect to the First Transaction Purchased Interests and each of The Quad, The Cromwell and Bally’s.

“First Transaction Base Amount” means the amount identified as the “First Transaction Base Amount” on Exhibit I attached to the Amendment.

“First Transaction Closing Payment” has the meaning set forth in Section 3.1(a).

“First Transaction Deemed Purchased Assets” has the meaning set forth in Section 3.5(a).

“First Transaction Estimated Closing Payment” has the meaning set forth in Section 3.2.

“First Transaction Estimated Closing Statement” has the meaning set forth in Section 3.2.

“First Transaction Final Closing Payment” has the meaning set forth in Section 3.4(a).

“First Transaction Final Closing Statement” has the meaning set forth in Section 3.4(a).

“First Transaction Purchase Price” has the meaning set forth in Section 3.4(a).

“First Transaction Purchased Assets” has the meaning set forth in the recitals.

“First Transaction Purchased Entities” means collectively, CIC, 3535 LV NewCo and the Parball NewCos.

“First Transaction Purchased Equity Interests” means, collectively, the Cromwell Interests, the Quad Interests and the Bally’s Interests.

“First Transaction Purchased Interests” means, collectively, the First Transaction Purchased Assets and all of the assets of each of (i) 3535 LV NewCo, (ii) CIC and its Subsidiaries and (iii) the Parball NewCos.

“Harrah’s” means the hotel and casino commonly known as Harrah’s New Orleans (located at 228 Poydras St., New Orleans, LA 70130).

“Harrah’s Interests” has the meaning set forth in the recitals.

“JCC NewCo Parent” has the meaning set forth in the recitals.

“Laundry Facility” means that certain real property more particularly described on Exhibit K attached to the Amendment, together with any Improvements thereon.

“Laundry Facility Conveyance” has the meaning set forth in the recitals.

“Laundry NewCo” has the meaning set forth in the recitals.

“Parball Assigned Employment Obligations” has the meaning set forth in the recitals.

“Parball NewCo Subsidiary Sellers” has the meaning set forth in the recitals.

“Parball NewCos” means, collectively, Parball NewCo and each other NewCo LLC into which all of the assets and liabilities of Parball’s Subsidiaries were indirectly contributed.

“Quad Interests” has the meaning set forth in the recitals.

“Second Closing” has the meaning set forth in Section 4.1(b).

“Second Closing Date” means the date on which the Second Closing occurs.

“Second Closing Termination” has the meaning set forth in Section 10.1.

“Second Transaction” means the transactions contemplated by this Agreement with respect to the Second Transaction Purchased Interests and Harrah’s.

“Second Transaction Base Amount” means the amount identified as the “Second Transaction Base Amount” on Exhibit I attached to the Amendment.

“Second Transaction Closing Payment” has the meaning set forth in Section 3.1(a).

“Second Transaction Deemed Purchased Assets” has the meaning set forth in Section 3.5(a).

“Second Transaction Estimated Closing Payment” has the meaning set forth in Section 3.2.

“Second Transaction Estimated Closing Statement” has the meaning set forth in Section 3.2.

“Second Transaction Final Closing Payment” has the meaning set forth in Section 3.4(a).

“Second Transaction Final Closing Statement” has the meaning set forth in Section 3.4(a).

“Second Transaction Purchase Price” has the meaning set forth in Section 3.4(a).

“Second Transaction Purchased Assets” has the meaning set forth in the recitals.

“Second Transaction Purchased Entity” means JCC Holding.

“Second Transaction Purchased Equity Interests” means the Harrah’s Interests.

“Second Transaction Purchased Interests” means, collectively, the Second Transaction Purchased Assets and all of the assets of JCC Holding and its Subsidiaries.

Section 1.3 Amendments to Section 1.2 of the Transaction Agreement. Section 1.2 of the Transaction Agreement is amended by inserting the following immediately after the last sentence thereof:

All references to the term “Agreement” shall be interpreted to mean the Agreement, as amended by the Amendment. Without limiting the foregoing, all provisions of this Agreement (other than those provisions which are otherwise expressly amended and restated as set forth in the Amendment) that refer to any aspect of the First Transaction and the Second Transaction collectively, shall be interpreted to refer to such aspect of the First Transaction or the Second Transaction on a separate and distinct basis, with such other interpretive changes as may be necessary or appropriate to give effect to the intention of the Parties as set forth in the Amendment.

Section 1.4 Amendments to Article II of the Transaction Agreement. Section 2.1 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Purchased Assets. Upon the terms and subject to the conditions of this Agreement, including the receipt of all applicable Gaming Licenses, on (x) the First Closing Date, the applicable Seller shall sell, transfer, convey, assign and deliver to Growth Partners or one or more of its designated direct or indirect Subsidiaries, and Growth Partners or such designated direct or indirect Subsidiaries shall purchase and acquire from the applicable Seller, free and clear of all Liens (other than Permitted Liens), all of such Seller’s right, title and interest in and to the First Transaction Purchased Assets, in consideration for the payment by Growth Partners of the First Transaction Purchase Price, and (y) the Second Closing Date, the applicable Seller shall sell, transfer, convey, assign and deliver to Growth Partners or one or more of its designated direct or indirect Subsidiaries, and Growth Partners or such designated direct or indirect Subsidiaries shall purchase and acquire from the applicable Seller, free and clear of all Liens (other than Permitted Liens), all of such Seller’s right, title and interest in and to the Second Transaction Purchased Assets, in consideration for the payment by Growth Partners of the Second Transaction Purchase Price. Notwithstanding anything to the contrary contained herein, provided that Growth Partners has not identified any material Environmental Condition or material

Environmental Liability related to the Laundry Facility, on the 30th Business Day following the First Closing Date, or if sooner, within 15 Business Days of receiving notice from Growth Partners to do so, the Caesars Parties shall cause the applicable Parball NewCo Seller to complete the Laundry Facility Conveyance, in consideration for the payment by Growth Partners of the Purchase Price paid hereunder.

Section 1.5 Amendments to Article III of the Transaction Agreement.

(a) Section 3.1(a) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Closing Payment. As consideration for the transactions contemplated by this Agreement, (i) at the First Closing, Growth Partners shall pay or cause to be paid to the applicable Sellers or their designee(s), by wire transfer of immediately available funds, an aggregate amount equal to the sum of (a) the First Transaction Base Amount, plus (b) the First Transaction Estimated Closing Payment (which can be a positive or negative number), plus (c) the Estimated Pre-Closing Quad Renovation Expenditures, minus (d) the Estimated Closing Indebtedness related to the First Transaction Purchased Entities (the resulting amount, the “First Transaction Closing Payment”) and (ii) at the Second Closing, Growth Partners shall pay or cause to be paid to the applicable Sellers or their designee(s), by wire transfer of immediately available funds, an aggregate amount equal to the sum of (a) the Second Transaction Base Amount, plus (b) the Second Transaction Estimated Closing Payment (which can be a positive or negative number), minus (c) the Estimated Closing Indebtedness related to the Second Transaction Purchased Entity (the resulting amount, the “Second Transaction Closing Payment”).

(b) Section 3.1(b) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Flow of Funds. With respect to the First Closing, prior to, and with respect to the Second Closing, at least three (3) days prior to, a Closing Date, Sellers shall deliver to Growth Partners a memorandum setting forth the accounts and wire instructions of Sellers or their designee(s) for purposes of funding the Closing Payment (each, a “Flow of Funds”).

(c) Section 3.2 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Estimated Closing Statements. With respect to the First Closing, prior to, and with respect to the Second Closing, no less than three (3) nor more than five (5) Business Days prior to, a Closing Date, CEOC shall prepare and deliver to Growth Partners a written closing statement (such written closing statement with respect to the First Transaction, the “First Transaction Estimated Closing Statement”, and with respect to the Second Transaction, the “Second Transaction

Estimated Closing Statement”), including (a) the Estimated Closing Net Working Capital of each applicable Specified Purchased Entity including the resulting Estimated Closing Net Working Capital Overage (if any) or Estimated Closing Net Working Capital Shortage (if any) for all applicable Specified Purchased Entities (in the aggregate, in the case of the First Transaction Estimated Closing Statement), which shall be prepared in good faith and on a basis consistent with the preparation of the Financial Statements of the relevant Company Party and on a basis consistent with the calculation of Net Working Capital for the relevant Specified Purchased Entity as set forth on Exhibit C, (b) the Estimated Closing Cash of each applicable Specified Purchased Entity (and, in the case of the First Transaction Estimated Closing Statement, if applicable, CIC), including the resulting Estimated Closing Cash Overage (if any) or Estimated Closing Cash Shortage (if any) for all applicable Specified Purchased Entities (and, in the case of the First Transaction Estimated Closing Statement, if applicable, CIC) (in the aggregate, in the case of the First Estimated Closing Statement), and (c) a reasonably detailed schedule setting forth (i) the Estimated Pre-Closing Quad Renovation Expenditures (in the case of the First Estimated Closing Statement) and (ii) the applicable Estimated Closing Indebtedness, in each case, including appropriate backup documentation to support such amounts. Any Estimated Closing Net Working Capital Overage (in the aggregate, if applicable) or Estimated Closing Cash Overage (in the aggregate, if applicable) set forth in the applicable Estimated Closing Statement shall increase the amount paid by Growth Partners at the applicable Closing and any Estimated Closing Net Working Capital Shortage (in the aggregate, if applicable) or Estimated Closing Cash Shortage (in the aggregate, if applicable) set forth in the applicable Estimated Closing Statement shall reduce the amount payable to the applicable Sellers at the applicable Closing, in each case, pursuant to Section 3.1 hereof (the amount of such increase or decrease with respect to the First Transaction, the “First Transaction Estimated Closing Payment”, and with respect to the Second Transaction, the “Second Transaction Estimated Closing Payment”).

(d) Section 3.4(a) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

No more than ninety (90) days after each of (x) the First Closing Date and (y) the Second Closing Date, Growth Partners shall prepare and deliver to CEOC a written statement (such written closing statement with respect to the First Transaction, the “First Transaction Final Closing Statement”, and with respect to the Second Transaction, the “Second Transaction Final Closing Statement”), including (i) the Final Closing Net Working Capital for each applicable Specified Purchased Entity, including the resulting Final Closing Net Working Capital Overage (if any) or Final Closing Net Working Capital Shortage (if any) for all such Specified Purchased Entities (in the aggregate, in the case of the First Transaction Final Closing Statement), and including a detailed breakdown of the various amounts of each component of Net Working Capital for each such Specified Purchased Entity, which shall be prepared in good faith and on a basis consistent with the preparation of the Financial Statements for the relevant

Company Party and the calculation of Net Working Capital for the relevant Specified Purchased Entity as set forth on Exhibit C, (ii) the Final Closing Cash for each applicable Specified Purchased Entity (and, in the case of the First Transaction Final Closing Statement, if applicable, CIC), including the resulting Final Closing Cash Overage (if any) or Final Closing Cash Shortage (if any) for all applicable Specified Purchased Entities (and, in the case of the First Transaction Final Closing Statement, if applicable, CIC) (in the aggregate, in the case of the First Transaction Final Closing Statement) and (iii) a reasonably detailed schedule setting forth (x) the Final Pre-Closing Quad Renovation Expenditures (in the case of the First Transaction Final Closing Statement), including the resulting Final Pre-Closing Quad Renovation Expenditures Overage (if any) or Final Pre-Closing Quad Renovation Expenditures Shortage (if any), and (y) the Final Closing Indebtedness related to each applicable Purchased Entity (in the aggregate), including the resulting Final Closing Indebtedness Overage (if any) (in the aggregate) or Final Closing Indebtedness Shortage (if any) (in the aggregate), in each case, including appropriate backup documentation to support such amounts. Any such amounts determined pursuant to the First Transaction Final Closing Statement shall be paid to either CEOC or Growth Partners pursuant to Section 3.4(c) hereof (the “First Transaction Final Closing Payment”). Any such amounts determined pursuant to the Second Transaction Final Closing Statement shall be paid to either CEOC or Growth Partners pursuant to Section 3.4(c) hereof (the “Second Transaction Final Closing Payment”). The aggregate of the First Transaction Closing Payment, as adjusted by the First Transaction Final Closing Payment, is the “First Transaction Purchase Price”. The aggregate of the Second Transaction Closing Payment, as adjusted by the Second Transaction Final Closing Payment, is the “Second Transaction Purchase Price”.

(e) Section 3.5(a) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

CEOC and Growth Partners agree that the First Transaction shall be treated for federal and applicable state and local income or franchise Tax purposes as an acquisition of (i) the Management Fee Stream related to The Cromwell, The Quad and Bally’s, (ii) the Purchased Intellectual Property related to The Cromwell, The Quad and Bally’s, (iii) a prepaid license with respect to the Customer Related Intangible Rights described in the New Property Management Agreements with respect to The Cromwell, The Quad and Bally’s, (iv) the Managed Facility Guest Data related to the First Transaction, as described in the Property Management Agreement Term Sheet and pursuant to the terms of the applicable Property Management Agreements with respect to The Cromwell, The Quad and Bally’s, and (v) all of the assets of each First Transaction Purchased Entity and those Subsidiaries of the First Transaction Purchased Entities classified as disregarded entities for U.S. federal income Tax purposes (the foregoing clauses (i) through (v), collectively, the “First Transaction Deemed Purchased Assets”).

CEOC and Growth Partners agree that the Second Transaction shall be treated for federal and applicable state and local income or franchise Tax purposes as an acquisition of (i) the Management Fee Stream related to Harrah’s, (ii) the Purchased Intellectual Property related to Harrah’s, (iii) a prepaid license with respect to the Customer Related Intangible Rights described in the Amended and Restated New Orleans Management Agreement, (iv) the Managed Facility Guest Data related to the Second Transaction, as described in the Property Management Agreement Term Sheet and pursuant to the terms of the Amended and Restated New Orleans Management Agreement, and (v) all of the assets of JCC Holding and those Subsidiaries of JCC Holding classified as disregarded entities for U.S. federal income Tax purposes (the foregoing clauses (i) through (v), collectively, the “Second Transaction Deemed Purchased Assets”).

Section 1.6 Amendments to Article IV of the Transaction Agreement.

(a) Section 4.1 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

The closings of (a) the First Transaction (the “First Closing”) and (b) the Second Transaction (the “Second Closing”) shall each take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, CA 90071, or such other place as the Parties may mutually agree, on the third (3rd) Business Day (or on such other date as is agreed to among the Parties) following the satisfaction or waiver of the conditions set forth in Article IX with respect to each Closing (other than any conditions that by their terms are to be satisfied or waived at the applicable Closing, but subject to the satisfaction or waiver of such conditions).

Section 1.7 Amendments to Article VI of the Transaction Agreement.

(a) Section 6.4 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Except with respect to Owned Real Property, Leased Real Property and the Laundry Facility (which are addressed in Section 6.14 below), each Company Party or their respective Subsidiaries own, and following the Restructuring Transactions, each Purchased Entity will own, good and marketable title to, or hold pursuant to valid and enforceable leases, all of the assets shown to be owned by them on the Financial Statements for such Company Party (except for such property sold or disposed of subsequent to the date thereof in the ordinary course of business) free and clear of all Liens (other than Permitted Liens).

(b) The Transaction Agreement is hereby amended by inserting the paragraph below as Section 6.14(d) of the Transaction Agreement:

Laundry Facility. All representations and warranties contained in this Article 6 relating to the Owned Real Property also shall be true and correct with respect to the Laundry Facility as of the date hereof and as of the date that the Laundry Facility Conveyance is completed.

Section 1.8 Amendments to Article VII of the Transaction Agreement.

(a) Section 7.8 of the Transaction Agreement is hereby amended by deleting the parenthetical containing the definition of “Financing Lenders” and replacing such deleted parenthetical with the following:

(collectively, together with any Additional Commitment Lenders, and together with their respective Representatives, the “Financing Lenders”)

Section 1.9 Amendments to Article VIII of the Transaction Agreement.

(a) Section 8.14(a) of the Transaction Agreement is hereby amended by deleting the words “Not less than five (5) Business Days prior” from the first sentence thereof and inserting the word “Prior” in the place of such deleted words.

(b) Section 8.16(a) of the Transaction Agreement is hereby amended by deleting the word “supervisory” from the first sentence thereof.

(c) Section 8.16(a) of the Transaction Agreement is hereby amended by inserting the following after the word “Employees” and before the period at the end of the second sentence thereof:

, except that, notwithstanding anything in this Agreement to the contrary, the transfers of the employment of, and all employment-related obligations (including but not limited to employment Contracts) of certain Management Employees at or prior to (x) the First Closing (in the case of The Quad, The Cromwell and Bally’s) and (y) the Second Closing (in the case of Harrah’s) shall in all cases be effected in substantially the manner set forth in, and in accordance with, the Shared Employee Services Agreement in the form attached as Exhibit L to the Amendment.

Section 1.10 Amendments to Article IX of the Transaction Agreement.

(a) The introductory clause of Section 9.1 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Conditions to Obligations of Each Party to Close. The respective obligations of each Party to effect (x) the First Transaction shall be subject to the satisfaction or waiver, at or prior to the First Closing Date, and (y) the Second Transaction shall be subject to the satisfaction or waiver, at or prior to the Second Closing Date, of each of the following conditions (in the case of the foregoing clauses (x) and (y), only to the extent that such conditions apply to the First Transaction or the Second Transaction, as applicable):

(b) Section 9.1(c) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Financial Advisor Opinions. The Board of Directors of Parent and the special committee of the Board of Directors of Parent shall have received, as of a date that is reasonably proximate to each of the First Closing Date (for purposes of the opinions given with respect to the First Transaction pursuant to this Section 9.1(c)) and the Second Closing Date (for purposes of the opinions given with respect to the Second Transaction pursuant to this Section 9.1(c)), (x) the opinion described in Section 5.7(i)(b) with respect to (1) in the case of the First Transaction, the First Transaction Base Amount and the aggregate of the enterprise value of the First Transaction Purchased Entities and the value of the Management Fee Stream with respect to The Quad, The Cromwell and Bally’s, and (2) in the case of the Second Transaction, the Second Transaction Base Amount and the aggregate of the enterprise value of the Second Transaction Purchased Entity and the value of the Management Fee Stream with respect to Harrah’s, in the case of each of the opinions described in the foregoing clauses (x)(1) and (x)(2) of this Section 9.1(c) respectively, in substantially the form delivered on or prior to the date hereof, and (y) an opinion that (1) with respect to the First Transaction, collectively, (A) the sale of the First Transaction Purchased Assets in exchange for the First Transaction Base Amount pursuant to this Agreement, and (B) the transactions contemplated by the Property Management Agreements with respect to The Quad, The Cromwell and Bally’s and the Services Joint Venture Arrangements, are on terms that are (i) no less favorable to CEOC or such relevant restricted subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an affiliate and (ii) not materially less favorable to CEOC or such relevant restricted subsidiary, as applicable, than those that could have been obtained in a comparable transaction by CEOC or such relevant restricted subsidiary with an unrelated person, and (2) with respect to the Second Transaction, collectively, (A) the sale of the Second Transaction Purchased Assets in exchange for the Second Transaction Base Amount pursuant to this Agreement, and (B) the transactions contemplated by the Amended and Restated New Orleans Management Agreement and the Services Joint Venture Arrangements, are on terms that are (i) no less favorable to CEOC or such relevant restricted subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an affiliate and (ii) not materially less favorable to CEOC or such relevant restricted subsidiary, as applicable, than those that could have been obtained in a comparable transaction by CEOC or such relevant restricted subsidiary with an unrelated person in the case of clauses (x) and (y) of this Section 9.1(c), either from the financial advisor named in Section 5.7 or such other independent, nationally recognized financial advisor as selected by Parent and approved by Growth Partners (such approval not to be unreasonably withheld, conditioned or delayed).

(c) The introductory clause of Section 9.2 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Conditions to the Obligations of the Caesars Parties. The respective obligations of the Caesars Parties to effect (x) the First Transaction shall be subject to the satisfaction or waiver, at or prior to the First Closing Date, and (y) the Second Transaction shall be subject to the satisfaction or waiver, at or prior to the Second Closing Date, of each of the following conditions (in the case of the foregoing clauses (x) and (y), only to the extent that such conditions apply to the First Transaction or the Second Transaction, as applicable):

(d) The introductory clause of Section 9.3 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Conditions to the Obligations of CAC and Growth Partners. The obligations of CAC and Growth Partners to effect (x) the First Transaction shall be subject to the satisfaction or waiver, at or prior to the First Closing Date, and (y) the Second Transaction shall be subject to the satisfaction or waiver, at or prior to the Second Closing Date, of each of the following conditions (in the case of the foregoing clauses (x) and (y), only to the extent that such conditions apply to the First Transaction or the Second Transaction, as applicable, including, for the avoidance of doubt, the condition set forth in Section 9.3(f), which shall only be applicable to the Second Transaction):

(e) Section 9.3(a) of the Transaction Agreement is hereby amended by adding the following new sentence at the end thereof:

Notwithstanding anything to the contrary contained in this Section 9.3(a), each of the representations and warranties contained in Article 6 relating to the Laundry Facility shall be true and correct in all respects as of the date that the Laundry Facility Conveyance is completed.

(f) Section 9.3(d)(iii) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

a duly executed certificate or certificates from CEOC and/or other Sellers or their direct or indirect shareholders, as may be applicable, prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2)(iv), in form and substance reasonably acceptable to Growth Partners and on the basis of which Growth Partners shall not be required to deduct or withhold any amounts under Section 1445 of the Code from any amounts payable pursuant to this Agreement, provided that the failure to provide such certificate shall not prevent or delay the Closing, and that in the event of such failure Growth Partners shall be entitled to withhold any amounts that may be required consistent with Section 3.6 hereof;

(g) Section 9.3(d)(vi) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

with respect to each Owned Real Property, each ground leased Leased Real Property and the Laundry Facility, an American Land Title Association extended coverage owner’s policy of title insurance (or local equivalent) (with an effective date not earlier than the Closing Date) in favor of the applicable property owning entity (a) showing marketable fee simple (or leasehold) title to such Company Real Property vested in the applicable property owning entity, (b) containing no exceptions other than the Permitted Liens, (c) stating liability coverage in such amounts as shall be determined by Growth Partners and (d) with such endorsements as Growth Partners may reasonably request (including, without limitation, a non-imputation endorsement as to the Knowledge of the Caesars Parties) (collectively, the “Title Policies”), understanding that all costs and expenses of the Title Policies shall be paid at Closing by Parent or Sellers; provided, however, notwithstanding and in-lieu of the foregoing, with respect to the Owned Real Property identified in Section 6.14(a) of the Caesars Disclosure Schedule as owned by Corner Investment Propco, LLC (collectively, the “Cromwell Property”) only, the Caesars Parties shall have until the date that is sixty (60) days after the First Closing Date to deliver to Growth Partners date downs of that certain Owner’s Title Insurance Policy, dated as of November 2, 2012, issued by Chicago Title Insurance Company, numbered NV-FWNV-72306-1-12-12900232 with respect to the Cromwell Properties together with non-imputation endorsements to such down dated policies (each of the date downs and non-imputation endorsements in form and substance reasonably acceptable to Growth Partners), provided, further, that if the Caesars Parties use commercially reasonable efforts to obtain the same, but the title insurance company refuses to issue such non-imputation endorsements, the Caesars Parties shall have satisfied their obligations hereunder with respect thereto. Notwithstanding anything to the contrary contained in this Section 9.3(d)(iv) the Caesars Parties shall be obligated to deliver Title Policy relating to the Laundry Facility only as of the date the Laundry Facility Conveyance is effectuated.

(h) Section 9.3(f) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Financing. Prior to the Second Closing, CAC and Growth Partners shall have obtained financing sufficient to fund payment of the Second Transaction Closing Payment on terms and conditions satisfactory to CAC and Growth Partners and, to the extent required under applicable Law, approved by the relevant Gaming Authorities. For the avoidance of doubt, this Section 9.3(f) shall only constitute a condition to the obligations of CAC and Growth Partners to effect the Second Transaction, and shall not apply to (or constitute a condition to the obligations of CAC and Growth Partners to effect) the First Transaction.

Section 1.11 Amendments to Article X of the Transaction Agreement.

(a) The introductory clause of Section 10.1 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Termination. This Agreement may be terminated (x) at any time, prior to the First Closing, or (y) following the occurrence of the First Closing but prior to the Second Closing, with respect to the Second Transaction only (the “Second Closing Termination”):

(b) Section 10.1(b)(i) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

if (x) the First Closing (with respect to termination of this Agreement in its entirety) or (y) following the occurrence of the First Closing, the Second Closing (with respect to termination of this Agreement with respect to the Second Transaction) shall not have occurred on or before the Outside Date; provided that the right to terminate this Agreement in its entirety (or with respect to the Second Transaction, as applicable) under this Section 10.1(b)(i) shall not be available to any Party to this Agreement whose breach or failure (or whose Affiliate’s breach or failure) to perform any material covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date;

(c) Section 10.1(e) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

by Growth Partners if, (i) prior to the First Closing Date, there shall have occurred a material adverse effect on either the Purchased Interests, taken as a whole, or the First Transaction Purchased Interests, taken as a whole or (ii) prior to the Second Closing Date and following the occurrence of the First Closing, there shall have occurred a material adverse effect on the Second Transaction Purchased Interests, taken as a whole.

(d) Section 10.3 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Effect of Termination. In the event of termination of this Agreement (a) prior to the First Closing Date as provided in Section 10.1, this Agreement shall terminate and become void and have no effect, without any liability or obligation on the part of any Party hereto or their respective Affiliates or Representatives in respect thereof or (b) after the First Closing Date but prior to the Second Closing Date as provided in Section 10.1, this Agreement shall remain in full force and effect with respect to the First Transaction only and shall terminate and become void and have no effect with respect to the Second Transaction, without any liability or obligation on the part of any Party hereto or their respective Affiliates or Representatives in respect thereof, except, in the case of each of the foregoing clauses (a) and (b), (i) as set forth in Section 8.5, this Section 10.3 and Article XII, each of which shall survive the termination of this Agreement, and (ii) that nothing herein will relieve any Party from liability for any intentional breach of this Agreement or any fraud or intentional misconduct with respect to this Agreement.

Section 1.12 Amendments to Article XI of the Transaction Agreement.

(a) The introductory clause of Section 11.1(a) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

The representations and warranties of the Caesars Parties contained in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith (x) with respect to the First Transaction shall survive the First Closing and shall continue for a period of eighteen (18) months after the First Closing Date, and (y) with respect to the Second Transaction shall survive the Second Closing and shall continue for a period of eighteen (18) months after the Second Closing Date, and any claim in respect thereof shall be made in writing during such time period, except that:

(b) The introductory clause of Section 11.1(b) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

The representations and warranties of CAC and Growth Partners contained in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith (x) with respect to the First Transaction shall survive the First Closing and shall continue for a period of eighteen (18) months after the First Closing Date, and (y) with respect to the Second Transaction shall survive the Second Closing and shall continue for a period of eighteen (18) months after the Second Closing Date, and any claim in respect thereof shall be made in writing during such time period, except that:

(c) Section 11.1(c) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Each covenant of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for the time period contemplated for performance or, if no time period for performance is contemplated, (x) for a period of eighteen (18) months after the First Closing Date with respect to the First Transaction and (y) for a period of eighteen (18) months after the Second Closing Date with respect to the Second Transaction.

(d) The introductory clause of Section 11.2 of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Indemnification in Favor of CAC and Growth Partners. From and after the Closing (and in the case of Section 11.2(h) only, from and after the Second Closing), Parent and Sellers, jointly and severally, shall indemnify and save CAC, Growth Partners, their Affiliates, including after the Closing, each of the Purchased Entities and their respective Subsidiaries, and its and their respective directors, officers, employees, Representatives and agents (collectively, the “Growth Indemnified Persons”) harmless of and from any Damages suffered or paid, directly or indirectly, by any of the Growth Indemnified Persons as a result of, in respect of, or arising out of, under, or pursuant to:

(e) Section 11.3 of the Transaction Agreement is hereby amended by (i) deleting the word “and” at the end of subsection (a) thereof, and (ii) deleting the period at the end of subsection (b) thereof and replacing such deleted period with the following:

; and

(f) Section 11.3 of the Transaction Agreement is hereby amended by inserting the following as a new subsection (c) thereto:

any amounts owing by the Caesars Parties as a result of funds being drawn following the First Closing Date, the Second Closing Date or the date on which the Laundry Facility Conveyance occurs, as applicable, on any of the letters of credit set forth on Exhibit J attached to this Agreement.

(g) Section 11.5(a)(i) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Except in the case of fraud, in no event shall the aggregate obligation of (A) the Caesars Parties to indemnify Growth Indemnified Persons under Section 11.2(b) (other than for a breach of a Caesars Fundamental Representation), or (B) Growth Partners to indemnify Caesars Indemnified Persons under Section 11.3(b) (other than for a breach of a Growth Partners Fundamental Representation), respectively, exceed $200,000,000; provided, however, that if the Second Closing does not occur, this amount shall be reduced to $134,000,000 effective as of the Second Closing Termination.

(h) Section 11.5(a)(ii) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

Except in the case of fraud, in no event shall the aggregate obligation of (A) the Caesars Parties to indemnify Growth Indemnified Persons under Section 11.2(a) and Section 11.2(b), or (B) CAC and Growth Partners to indemnify Caesars Indemnified Persons under Section 11.3(a) and Section 11.3(b), respectively, exceed (x) subject to the occurrence of the Second Closing, the sum of the First Transaction Purchase Price and the Second Transaction Purchase Price, or (y) if the Second Closing does not occur, the First Transaction Purchase Price.

(i) Section 11.5(a)(iii) of the Transaction Agreement is hereby amended and restated in its entirety as follows:

No claims for indemnification pursuant to Section 11.2(b) (other than for a breach of a Caesars Fundamental Representation), or Section 11.3(b) (other than for a breach of a Growth Partners Fundamental Representation), hereof may be made by any Growth Indemnified Person or any Caesars Indemnified Person, respectively, (x) for any Damages from any single loss or series of related losses not in excess of $500,000 and (y) until the aggregate amount of all Damages for which claims may be made thereunder exceeds $20,000,000; provided, however, that if the Second Closing does not occur, this amount shall be reduced to $13,400,000 effective as of the Second Closing Termination (it being understood that any Damages that do not exceed the amount set forth in clause (x) shall be counted toward satisfaction of such threshold), and once such threshold amount has been reached, indemnification shall be made only in excess of such threshold amount.

(j) Section 11.5(b) of the Transaction Agreement is hereby amended by inserting the words “or subsection (c) of Section 11.3” before the period at the end thereof.

Section 1.13 Termination of Commitment Letter. The Parties acknowledge and agree that, notwithstanding anything in the Transaction Agreement to the contrary, the consummation of the First Transaction shall result in the termination of the Commitment Letter, and following the First Closing, the Commitment Letter shall no longer be in force or effect. The obligations of CAC and Growth Partners to use reasonable best efforts to obtain the Financing as set forth in Section 8.13 of the Transaction Agreement are hereby modified to be commercially reasonable efforts to obtain financing with respect to the Second Closing only, it being understood that there are no commitments with respect to such financing in place after giving effect to the First Closing and no obligation to obtain alternative commitments with respect thereto.

Section 1.14 Full Force and Effect. All provisions of the Transaction Agreement shall remain in full force and effect on and after the date of this Amendment except as expressly amended hereby. As amended hereby, the Transaction Agreement is hereby ratified and confirmed in all respects.

Section 1.15 Entire Agreement. This Amendment, together with the Transaction Agreement as amended pursuant to the terms hereof, the Ancillary Agreements and the Annexes, Exhibits and Schedules hereto and thereto, contains all of the agreements, covenants, terms, conditions and representations and warranties agreed upon by the Parties relating to the subject matter hereof and thereof, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings, representations, warranties and communications of any kind between the Parties and their Representatives, whether oral or written, regarding such subject matter.

Section 1.16 Counterparts; Effectiveness. This Amendment may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 1.17 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Amendment and any claim or controversy arising out of or relating to the transactions contemplated hereby shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within the State of Delaware and without reference to the choice-of-law principles or rules of conflict of laws that would result in, require or permit the application of the Laws of a different jurisdiction or direct a matter to another jurisdiction.

(b) Each Party irrevocably and unconditionally submits to the jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware) (any such court, a “Chosen Court”) any Action arising out of or relating to this Amendment, and hereby irrevocably and unconditionally agrees that all claims in respect of such Action may be heard and determined in a Chosen Court. Each Party hereby irrevocably and unconditionally waives, to the fullest extent that it may effectively do so, any defense of an inconvenient forum which such Party may now or hereafter have to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 12.7 of the Transaction Agreement.

(c) EACH PARTY TO THIS AMENDMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AMENDMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AMENDMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AMENDMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 1.15. NO PARTY (OR ITS REPRESENTATIVE) HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 1.15 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

* * * *

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

CAESARS PARTIES:

CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Senior Vice President and Treasurer

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., a Delaware corporation

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Senior Vice President and Treasurer

CAESARS LICENSE COMPANY, LLC, a Nevada limited liability company

By: Caesars Entertainment Operating Company, Inc., its sole member

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Senior Vice President and Treasurer

HARRAH’S NEW ORLEANS MANAGEMENT COMPANY, a Nevada corporation

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Senior Vice President and Treasurer

[Signature Page to First Amendment to Transaction Agreement]

CORNER INVESTMENT COMPANY, LLC, a
Nevada limited liability company

By:	Caesars Entertainment Operating Company, Inc.,
its managing member

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Senior Vice President and Treasurer

3535 LV CORP., a Nevada corporation

By:	/s/ Donald Colvin
	Name:	Donald Colvin
	Title:	President and Treasurer

PARBALL CORPORATION, a Nevada corporation

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	President and Treasurer

JCC HOLDING COMPANY II, LLC, a Delaware limited liability company

By:	Caesars Entertainment Operating Company, Inc., its managing member

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	Senior Vice President and Treasurer

[Signature Page to First Amendment to Transaction Agreement]

CAC:

CAESARS ACQUISITION COMPANY, a
Delaware corporation

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer

GROWTH PARTNERS:

CAESARS GROWTH PARTNERS, LLC, a Delaware limited liability company

By:	Caesars Acquisition Company,
its managing member

By:	/s/ Craig Abrahams
	Name:	Craig Abrahams
	Title:	Chief Financial Officer

[Signature Page to First Amendment to Transaction Agreement]